Exhibit 99.1

Analyst Contact:	Greg Slome Sparton Corporation Email: gslome@sparton.com Office: (847) 762-5812

Media Contact:	Mike Osborne Sparton Corporation Email: mosborne@sparton.com Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau Institutional Marketing Services Email: jnesbett@institutionalms.com Office: (203) 972-9200
FOR IMMEDIATE RELEASE
Sparton Corporation Reports Fiscal 2010 Second Quarter Results: Achieves
Profitability for Second Consecutive Quarter
SCHAUMBURG, IL. – February 12, 2010 – Sparton Corporation (NYSE: SPA) today announced results for the second quarter of fiscal 2010 ended December 31, 2009. The Company reported second quarter operating income of $1.3 million and net income of $3.2 million, or $0.33 per share, versus an operating loss of $1.2 million and a net loss of $2.8 million, or $0.28 loss per share, for the second quarter of fiscal 2009.
Consolidated results for the three and six months ended December 31, 2009 and 2008:

	Second Quarter		Six Months
($ in 000’s, except per share)	2009	2008	2009	2008
Net Sales	$47,223	$54,516	$95,327	$108,512
Gross Profit	8,141	3,897	15,561	6,558
Restructuring / Impairment Charges	1,007	31	1,883	310
Operating Income (Loss)	1,310	(1,228)	3,142	(4,081)
Income Tax Expense (Benefit)	(1,929)	(23)	(1,895)	198
Net Income (Loss)	3,248	(2,791)	4,653	(6,153)
Income (Loss) per share, basic and diluted	0.33	(0.28)	0.47	(0.63)

Highlights for the fiscal 2010 second quarter are summarized below:
•	Fiscal 2010 second quarter pre-tax income of $1.3 million continues to demonstrate Sparton’s return to profitability.

•	Fiscal 2010 second quarter gross profit of $8.1 million, compared to $3.9 million in fiscal 2009, despite a net sales decrease of $7.3 million.

•	Fiscal 2010 second quarter operating income of $1.3 million compared to an operating loss of $1.2 million in the second quarter last year.

•	Defense & Security Systems and Medical Device segments experienced increases in sales in the second quarter of fiscal 2010 compared to the same period in fiscal 2009 of 144% and 14%, respectively.

•	Restructuring activities continued in the second quarter of fiscal 2010, resulting in charges of $1.0 million.

•	Fiscal 2010 second quarter tax benefit of $1.9 million, as Sparton elects to take advantage of new tax regulations.
Sparton President and CEO Cary Wood commented, “We are pleased with both the overall operational and financial results realized in the second quarter. We continued to see dramatic improvement from the same quarter in the prior year, and excluding the effect of a tax benefit recorded in the current quarter of $1.9 million, we achieved results that were relatively consistent with the first quarter. The Defense & Security Systems business posted a significant increase in its sales from the prior year with higher margins, as the continued benefit of successful sonobuoy drop tests and substantial foreign sonobuoy sales occurred once again this quarter. The Medical Device business has also continued to deliver stronger sales and margin which have exceeded our internal expectations. The EMS business continued to reflect the effects of the significant changes implemented during the past fifteen months, including the closure of three facilities and our disengagement from several significant customers.”
As previously reported, beginning in fiscal 2010, Sparton has segmented its financial reporting into three distinct business units: Medical Device (“Medical”), Electronic Manufacturing Services (“EMS”), and Defense & Security Systems (“DSS”).
Second Quarter Consolidated Results
Net sales for the three months ended December 31, 2009 were $47.2 million, a decrease of 13% over the same prior year period, reflecting the disengagement from several significant customer contracts within our EMS business during the second half of fiscal 2009 and first quarter of fiscal 2010, partially offset by increased volume from the DSS and Medical business units.

The gross profit percentage for the three months ended December 31, 2009 was 17%, a significant increase from 7% for the same period last year. The increase in gross profit in the quarter ended December 31, 2009 was driven by a favorable product mix, improved pricing, favorable material costs and the effects of successful sonobuoy drop tests. Additionally, gross profit was positively impacted from reduced overhead costs associated with the consolidation of manufacturing operations and by workforce reductions which took place in the second half of fiscal 2009.
Selling and administrative expenses for the three months ended December 31, 2009 remained relatively flat with the prior year quarter.
Restructuring and impairment charges were $1.0 million and $31,000 for the three months ended December 31, 2009 and 2008, respectively. As of the end of the second quarter, the Company has substantially completed its restructuring activities.
Interest expense was $0.2 million for the second quarter of fiscal 2010 compared to $0.5 million for the second quarter of fiscal 2009. The decrease in interest expense primarily reflects the repayment of the Company’s outstanding bank debt in August 2009.
The Company recorded an income tax benefit of approximately $1.9 million for the quarter ended December 31, 2009, compared to a benefit of $23,000 for the same period in the prior year. The fiscal 2010 benefit reflects the release of $2.1 million of the Company’s deferred tax asset valuation allowance due to recent tax regulation changes.
Net income of $3.2 million ($0.33 per share, basic and diluted) was reported for the three months ended December 31, 2009, compared to a net loss of $2.8 million ($(0.28) per share, basic and diluted) for the corresponding period of fiscal 2009.
Segment results for the three and six months ended December 31, 2009 and 2008:
Sales:

($ in 000’s)	Second Quarter			Six Months
SEGMENT	2009	2008	% Chg	2009	2008	% Chg
Medical	$17,358	$15,259	14%	$36,914	$29,361	26%
EMS	14,399	34,561	(58%)	33,622	69,102	(51%)
DSS	19,022	7,784	144%	32,367	15,960	103%
Eliminations	(3,556)	(3,088)	15%	(7,576)	(5,911)	28%

Totals	$47,223	$54,516	(13%)	$95,327	$108,512	(12%)

Gross profit:

($ in 000’s)	Second Quarter				Six Months
SEGMENT	2009	GP %	2008	GP %	2009	GP %	2008	GP %
Medical	$2,469	14%	$1,651	11%	$5,451	15%	$2,923	10%
EMS	711	5%	1,420	4%	1,729	5%	2,039	3%
DSS	4,961	26%	826	11%	8,381	26%	1,596	10%

Totals	$8,141	17%	$3,897	7%	$15,561	16%	$6,558	6%

Operating income (loss):

($ in 000’s)	Second Quarter				Six Months
SEGMENT	2009	% of Sales	2008	% of Sales	2009	% of Sales	2008	% of Sales
Medical	$1,548	9%	$500	3%	$3,460	9%	$821	3%
EMS	(470)	(3%)	479	1%	(763)	(2%)	(613)	(1%)
DSS	4,150	22%	(119)	(2%)	7,077	22%	(70)	(0%)
Other Unallocated	(3,918)	—	(2,088)	—	(6,632)	—	(4,219)	—

Totals	$1,310	3%	$(1,228)	(2%)	$3,142	3%	$(4,081)	(4%)

Second Quarter Segment Results
Medical Device (“Medical”)
Medical sales increased $2.1 million, or 14%, in the three months ended December 31, 2009 as compared with the same quarter last year. This increase in sales was primarily due to incremental revenue of $1.5 million from one customer that increased production of one of its product lines. A second customer contributed $0.8 million of sales above the same period in the prior year, as it acquired product and resumed production from a developer that was in bankruptcy.
The gross profit percentage on Medical sales increased to 14% from 11% for the three months ended December 31, 2009 and 2008, respectively. This improvement in margins on Medical sales was due in part to improved pricing on several existing products as well as overall increased sales volume. In addition, favorable product mix and new product sales in fiscal 2010 included several new contracts with higher margins. Finally, changes from the recent consolidation of manufacturing operations allowed for the realization of greater operating efficiencies.

Electronic Manufacturing Services (“EMS”)
EMS sales for the three months ended December 31, 2009 decreased $20.2 million as compared with the same quarter last year. This reduction primarily reflects decreased sales to four customers, whose combined decrease totaled $16.6 million from the prior year quarter. Sparton disengaged with two of these customers as of June 30, 2009. Sparton completed its disengagement with a third customer, Honeywell, during the three months ended December 31, 2009. The decrease in sales to the fourth customer reflects the quarter over quarter loss of certain programs with this customer. Partially offsetting these decreases were sales to another customer which increased by $0.9 million.
The gross profit percentage on EMS sales increased to 5% in the three months ended December 31, 2009 compared to 4% for the three months ended December 31, 2008. The quarter over quarter comparison reflects improvement in gross profit mainly attributable to the reduced overhead costs associated with the plant closings and the consolidation of EMS operations. Margin was also favorably impacted by improved performance and price increases to certain customers. In addition, margin for the three months ended December 31, 2008 was favorably impacted by translation adjustments related to inventory and costs of goods sold, in the aggregate, amounting to a gain of $0.7 million. There were no translation adjustments related to inventory and costs of goods sold for the three months ended December 31, 2009.
Defense & Security Systems (“DSS”)
DSS sales for the three months ended December 31, 2009 were significantly above the second quarter of fiscal year 2009, showing an increase of $11.2 million, or 144%, reflecting increased sonobuoy sales to foreign governments and higher U.S. Navy product volume due in part to successful sonobuoy lot acceptance testing in the current fiscal year. Increased engineering sales revenue also contributed to the increase. Sonobuoy sales to foreign governments were $6.4 million and $0.1 million in the three months ended December 31, 2009 and 2008, respectively. Foreign government sales can fluctuate quarter to quarter and we do not expect these sales to continue at this elevated level during the remainder of fiscal 2010.
The gross profit percentage on DSS sales increased to 26% from 11% for the three months ended December 31, 2009 and 2008, respectively. The improvement in gross margin reflects increased foreign sonobuoy sales which generated higher margins due to an improved pricing structure. Additionally, minimal rework as a result of successful sonobuoy drop tests in the current year favorably affected gross margin. Margin was also favorably impacted due to increased manufacturing efficiencies driven by higher volume levels.

Liquidity and Capital Resources
Mr. Wood stated, “Sparton continues to focus on improving its working capital position and overall liquidity.” During the first half of fiscal year 2010, the Company generated $0.9 million in cash from operating activities, reflecting cash generated from positive operating results, the collection of advance billings on Government contracts and the continued reduction in inventory levels, offset by cash outlays during the period related to our restructuring activities, the production of U.S. Navy sonobuoys for which advance billings had been previously received, funding of the Company’s pension plan and overall reductions in payables. In addition, during the first six months of fiscal 2010, the Company utilized $3.1 million to establish a trust related to its EPA remediation activity and paid $1.0 million for an earn-out payment related to a prior acquisition. The cash generated from operations in the first half of fiscal 2010, coupled with the cash generated from operating activities during the previous year, has allowed the Company to pay off its line-of-credit balance and term debt with National City Bank totaling $18.9 million and still end the quarter with $12.0 million of cash.
As of December 31, 2009, the Company had no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August, 2009 by National City Business Credit, Inc. The credit facility is subject to certain customary covenants which were met at December 31, 2009.
Outlook
Mr. Wood further commented, “While we are extremely pleased with the quick success achieved in the first half of fiscal 2010 through the execution of our turnaround strategy, our goal is to achieve sustained profitability into the future. As I have communicated before, we continue to anticipate that the year will be profitable. However, we do expect gross margins in the DSS segment to fall back near previously stated targets as sales to foreign governments are expected to drop below second quarter levels. In addition, achieving elevated margins in DSS will be tied, in part, to our continued ability to realize minimal rework costs resulting from successful sonobuoy drop tests. In the Medical segment, we are starting to experience some softening in volume which could result in lower earnings levels in the third and fourth quarters. As previously indicated, our focus in the EMS segment will be on continuing our operational improvements through the ongoing implementation of lean manufacturing techniques and six sigma practices which we expect to ultimately provide higher gross margin levels in the future.”
“As we proceed into the second half of the fiscal year, I am encouraged with the progress we have made in a relatively short period and am happy to report that the majority of the significant fiscal 2009 restructuring activities are behind us. I believe we are well positioned from both an operational and liquidity standpoint to deliver favorable results during the remainder of fiscal 2010 and beyond,” Mr. Wood concluded.

Conference Call
Sparton will host a conference call with investors and analysts on February 16, 2010 at 11:00am EST to discuss its second quarter fiscal year 2010 financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (888) 612-1050. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=4RSNBJ&role=attend. Investors and financial analysts are invited to ask questions after the presentation is made. The presentation will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.
About Sparton Corporation
Sparton Corporation (NYSE:SPA), now in its 110th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary markets served are in the Medical Device, Defense & Security Systems, and Electronic Manufacturing Services industries. Headquartered in Schaumburg, IL, Sparton currently has four manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2009, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.